EX-99.a.1.i
Delaware Group Dividend and Income Fund, Inc.
Articles of Amendment and Restatement
Delaware Group Dividend and Income Fund, Inc. Maryland corporation having its principal office in Baltimore, Maryland and having the Corporation Trust, Incorporated as its resident agent located at 32 South Street, Baltimore Maryland 21201, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
FIRST:       The charter of the corporation is hereby amended and as so amended is restated in its entirety by striking out Article FIRST through TENTH and inserting in lieu thereof the following:
“FIRST:       The undersigned, Eric E. Miller, whose post office address in One Commerce Square, Philadelphia, Pennsylvania 19103, and being at least eighteen years of age, does hereby cause to be filed these Articles of Incorporation for the purpose of forming a corporation under the Maryland General Corporation Law.
SECOND:       The name of the corporation is Delaware Group Dividend and Income Fund, Inc.
THIRD:       The purpose for which the corporation is formed is to operate as an investment company and to exercise all of the powers and to do any and all of the things as fully and to the same extend as any other corporation incorporated under the laws of the State of Maryland, now or hereafter in force, including, without limitation the following:
1.	To purchase, hold invest and reinvest in, sell, exchange, transfer, mortgage, and otherwise acquire and dispose of securities of every kind, character, and description.
2.
To exercise all rights, powers and privileges with reference to or incident to ownership, use and enjoyment of any such securities, including, but without limitation, the right, power and privilege to own, vote, hold, purchase, sell, negotiate, assign, exchange, transfer, mortgage, pledge or otherwise deal with, dispose of, use, exercise or enjoy any rights, title, interest, powers or privileges under or with reference to any of such securities; and to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any of such securities.

3.	To purchase or otherwise acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge or otherwise dispose of, property of all kinds.
4.
To buy, sell mortgage, encumber, hold, own, exchange, rent or otherwise acquire and dispose of, and to develop, improve, manage, subdivide, and generally to deal and trade in real property, improved and unimproved, and wheresoever situated; and to build, erect, construct, alter and maintain buildings, structures, and other improvements on real property.

5.
To borrow or raise moneys for any of the purposes of the corporation, and to mortgage or pledge the whole or any part of the property and franchises of the corporation, real, personal, and mixed, tangible or intangible, and wheresoever situated.

6.	To enter into, make and perform contracts and undertakings of every kind for any lawful purpose, without limit as to amount.
7.
To issue, purchase, sell and transfer, reacquire, hold, trade and deal in, to the extent permitted under the Maryland General Corporation Law, capital stock, bonds, debentures and other securities of the corporation, from time to time, to such extent as the Board of Directors shall, consistent with the provisions of these Articles of Incorporation, determine; and to repurchase, re-acquire and redeem, to the extent permitted under the Maryland General Corporation Law, from time to time, the shares of its own capital stock, bonds, debentures and other securities.

The foregoing clauses shall each be construed as purposes, objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific purposes, objects and powers shall not be held to limit or restrict in any manner the powers of the corporation, and that they are in furtherance of, and in addition to, and not in limitation of, the general powers conferred upon the corporation by the laws of the State of Maryland or otherwise; nor shall the enumeration of one thing be deemed to exclude another, although it be of like nature, not expressed.
FOURTH:       The post office address of the principal office of the corporation in the State of Maryland is:
c/o The Corporation Trust, Incorporated
32 South Street
Baltimore, Maryland 21202
The name and post office address of the initial resident agent of the corporation in the State of Maryland is:
The Corporation Trust, Incorporated
32 South Street
Baltimore, Maryland 21202
FIFTH:       The total number of shares of capital stock which the corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, with a par value of One Cent ($0.01) per share, all to be known and designated initially as Common Stock, such shares of Common Stock having an aggregate par value of Five Million Dollars ($5,000,000).
The Board of Directors may classify and reclassify any unissued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series.

Subject to the provisions of these Articles of Incorporation, the Board of Directors shall have the power to issue shares of capital stock of the corporation from time to time for such consideration in such form as may be fixed from time to time pursuant to the direction of the Board of Directors.
Unless otherwise expressly provided in these Articles of Incorporation or in any Articles Supplementary creating any class or series of capital stock, including, without limitation, any class or series of preferred stock, the holder of each share of capital stock of the corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock then standing in his or her name in the books of the corporation. On any matter submitted to a vote of shareholders, all shares of the corporation then issued and outstanding and entitled to vote, irrespective of the class or series of capital stock of the corporation, shall be voted in the aggregate and not by series or class except (1) when otherwise expressly required by the Maryland General Corporation Law; (2) when required by the Investment Company Act of 1940, as amended (the “1940 Act”), shares shall be voted by individual series or class; and (3) when the matter does not affect any interest of the particular series or class, then only shareholders of the affected series or class shall be entitled to vote thereon unless otherwise expressly provided in any Articles Supplementary creating any class or series of capital stock. Holders of shares of stock of the corporation shall not be entitled to cumulative voting in the election of directors or on any other matter unless otherwise expressly provided in any Articles of Supplementary creating any class or series of capital stock.
Unless otherwise expressly provided in these Articles of Incorporation or in any Articles Supplementary creating any class or series of capital stock, including, without limitation, any class or series of preferred stock, each class or series of stock of the corporation shall have the following powers, preferences and participating, voting, or other special rights and the qualifications, restrictions, and limitations thereof shall be as follows:
1.
The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on its capital stock; provided, such dividends or distributions on shares of is capital stock shall be paid only out of earnings, surplus, or other lawfully available assets.

2.
The Board of Directors shall have the power in its discretion to distribute to the shareholders of the corporation in any fiscal year as dividends, including dividends designated in whole or in part as capital gain distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the corporation to qualify as a “regulated investment company” under the Internal Revenue Code of 1986, as amended, or any successor or comparable statue thereof, and regulations promulgated thereunder (collectively, the “IRC”), and the avoid liability of the corporation for Federal income tax in respect of that year and to make other appropriate adjustments in connection therewith.

3.	The Board of Directors shall have the power, in its discretion, to make such elections as to the tax status of the corporation as may be permitted or required under the

IRC as presently in effect or as amended, without the vote of shareholders of the corporation.
4.
Subject to the rights of any class or series of preferred stock hereafter created by Articles Supplementary, in the event of the liquidation or dissolution of the corporation, the holders of all classes and series of capital stock of the corporation shall be entitled to share ratably in the assets of the corporation available for distribution to shareholders.

5.	The holders of the shares of capital stock or other securities of the corporation shall have no preemptive rights to subscribe to new or additional shares of its capital stock or other securities.
SIXTH:       The Board of Directors shall consist initially of two directors. The names of the directors who shall act as such until successors are duly chosen and qualified are: Wayne. A Stork and Brian F. Wruble. The number of directors of the corporation may be increased or decreased from time to time to such number as may be fixed by the By-Laws of the corporation or pursuant to authorization contained in such By-Laws to not less than the number required by the Maryland General Corporation Law.
SEVENTH:       The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation:
Notwithstanding anything in these Articles of Incorporation to the contrary, the Board of Directors shall have the power to establish in its absolute discretion the basis or method for determining the value of the assets belonging to any class or series, and the net asset value of each share of any class or series of the corporation for purposes of sales, repurchases of shares or otherwise.
The net asset value of the property and assets of the corporation shall be determined in accordance with the 1940 Act and with generally accepted accounting principles, and at such times as the Board of Directors may direct, by deducting from the total market or appraised value of all the property and assets of the corporation, all debts, obligations and liabilities of the corporation (including, but without limitation of the generality of the any of foregoing, any or all debts, obligations, liabilities or claims of any and every kind and nature, whether fixed, accrued, or unmatured, any reserves or charges, determined in accordance with general accepted account principles, for any or all thereof, whether for taxes, including estimated taxes or unrealized book profits, expenses, contingencies or otherwise).
The net asset value per share of the Common Stock of the corporation shall be determined by adding the total market or appraised value of the property and assets of the corporation, subtracting the liabilities of the corporation, allocating and dividing the net result by the total number of shares of its Common Stock then issued and outstanding, including any shares sold by the corporation up to and including the date as of which such net asset value is to be determined whether or not certificates therefor have actually been issued. The net asset value per share of Common Stock will also reflect adjustments for any other classes and series of capital stock then outstanding in accordance with the applicable law. In case the net asset value of each share so determined shall include a fraction of one cent, such net asset value of each share shall be adjusted to the nearest full cent.
EIGHTH:       (a) To the fullest extent that limitations of the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the corporation shall have any liability to the corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.
(b) No provision of this Article shall be effective to protect or purport to protect any director or officer of the corporation against any liability to the corporation or its security holders to which he or she would otherwise be subject by reason if willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
(c) References to the Maryland General Corporation Law in this Article are to the law as from time to time amended. No amendment to the Articles of Incorporation of the corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to such amendment.
NINTH:       (a) The shareholders of the corporation shall have the power by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate number of votes entitled to be cast thereon to approve, adopt or authorize any of the following actions:
(i)	the dissolution of the corporation,
(ii)	a merger or consolidation of the corporation (in which the corporation is not the surviving corporation); or
(iii)
the sale, lease, exchange or other disposal of all or substantially all the property and assets of the corporation to any person (as such term is defined in the 1940 Act), unless such action has been previously approved, adopted or authorized by the affirmative vote of the two-thirds of the total number of directors fixed in accordance with the By-Laws of the corporation, in which case the affirmative vote of a majority of the corporation’s outstanding shares of stock entitled to vote thereon shall be required.

Notwithstanding any provision of law requiring any action (which does not directly or indirectly accomplish the foregoing) to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes entitled to be cast thereon, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon except as otherwise provided in the charter of the corporation.

(b) An amendment of these Articles of Incorporation which makes any class or series of the corporation’s stock a “redeemable security” (as that term is defined in Section 2(a)(32) of the 1940 Act) shall require (i) the approval, adoption or authorization of two-thirds of the total number of directors fixed in accordance with the By-Laws of the corporation, including a majority of those directors who are not “interested persons” (as that term is defined in Section 2(a)(19) of the 1940 Act), (ii) the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate number of votes of capital stock entitled to be cast thereon and (iii) the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the aggregate number of votes entitled to be cast thereon by the holders of any preferred stock of the corporation hereafter created by Articles Supplementary, voting together as a separate class or series.
If such amendment is approved in the foregoing manner, the conversion of the class or series of stock could not occur until (i) the later of (A) 90 days after the approval of such conversion or (B) the next July 1 or January 1 (whichever is next to occur) following the date of the approval of such conversion by stockholders, and (ii) the provision of 30 days prior notice to all stockholders.
TENTH:       (a) The corporation expressly reserves the right to amend, alter, change or repeal any provision contained in the charter of the corporation, including any amendment that alters the contract rights as expressly set forth in the charter of any outstanding shares of capital stock, and all rights, contract and otherwise, conferred herein upon the stockholders are granted subject to such reservation.
(b) Any of the provisions of the these Articles of Incorporation may be amended, altered or repealed upon the vote of the holders of a majority of the votes entitled to be cast; except that Article NINTH and this Article TENTH (b) with respect to Article NINTH may be amended, altered or repealed only in the manner set forth in the following two sentences of this Article TENTH (b). The provisions of Article NINTH (a) and this sentence of this Article TENTH (b) may be amended, altered or repealed only upon the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by stockholders. The provisions of Article NINTH (b) and this sentence of Article TENTH (b) may be amended, altered or repealed only upon the affirmative votes of the directors and stockholders required by Article NINTH (b) to make any class or series of the corporation’s stock a “redeemable security” (as that term is defined in Section 2(a)(32) of the 1940 Act).”
SECOND:       The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the charter currently in effect. The current address of the principal office of the corporation, the name and address of the corporation’s current resident agent and the number of directors and the names of those currently in office are as set forth herein.
THIRD:       The amendment and restatement of the charter of the corporation as hereinabove set forth has been duly approved by a majority of the entire

Board of Directors. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.
IN WITNESS WHEREOF, Delaware Group Dividend and Income Fund, Inc. has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Senior Vice President, George M. Chamberlain, Jr., and attested by its Assistant Secretary, Eric E. Miller, on February 16, 1993.
The Senior Vice President acknowledges these Articles of Amendment and Restatement to be the corporate act of the corporation and states to the best of his knowledge, information and belief, the matters and facts set forth in these articles with respect to the authorization and approval of the amendment and restatement of the corporation’s articles of incorporation are true in all material respects and that this statement is made under penalties of perjury.

Dated the 16th day of February 1993.
DELAWARE GROUP DIVIDEND AND INCOME FUND, INC.
By:	/s/ George M. Chamberlain, Jr.
George M. Chamberlain, Jr.
Senior Vice President

ATTEST:
By:	/s/ Eric E. Miller
Eric E. Miller
Assistant Secretary